                       CENTERSPAN COMMUNICATIONS CORPORATION



                         COMMON STOCK PURCHASE AGREEMENT





                                   Dated as of



                                 August 6, 1999

                                    CONTENTS

Section 1.           Purchase and Sale of Common Stock ..............................................    1

Section 2.           Closing ........................................................................    1

Section 3.           Representations and Warranties of the Company ..................................    2

       3.1           Organization and Qualification .................................................    2

       3.2           Enforceability .................................................................    2

       3.3           Securities .....................................................................    2

       3.4           No Approvals or Notices Required; No Conflicts With Instruments ................    2

       3.5           Capitalization .................................................................    3

       3.6           SEC Documents ..................................................................    3

       3.7           Full Disclosure ................................................................    3

       3.8           Brokers or Finders .............................................................    4

Section 4.           Representations and Warranties of the Investor .................................    4

       4.1           Authorization ..................................................................    4

       4.2           Purchase Entirely for Own Account ..............................................    4

       4.3           Disclosure of Information; Due Diligence .......................................    5

       4.4           Investment Experience; Accredited Investor Status ..............................    5

       4.5           Restricted Securities ..........................................................    5

       4.6           Legend .........................................................................    6

       4.7           Residency ......................................................................    6

Section 5.           Conditions of Investor's Obligations at the Closings ...........................    6

       5.1           Representations and Warranties .................................................    6

STOCK PURCHASE AGREEMENT                                                                           PAGE i

       5.2           Performance ....................................................................    7

       5.3           Compliance Certificate .........................................................    7

       5.4           Qualification ..................................................................    7

Section 6.           Conditions of the Company's Obligations at the Closings ........................    7

       6.1           Representations and Warranties .................................................    7

       6.2           Qualification ..................................................................    7

Section 7.           Registration Rights ............................................................    7

Section 8.           Miscellaneous ..................................................................    9

       8.1           Survival of Warranties .........................................................    9

       8.2           Successors and Assigns .........................................................    9

       8.3           Governing Law ..................................................................   10

       8.4           Counterparts ...................................................................   10

       8.5           Headings .......................................................................   10

       8.6           Notices ........................................................................   10

       8.7           Expenses .......................................................................   10

       8.8           Amendments and Waivers .........................................................   10

       8.9           Severability ...................................................................   11

       8.10          Entire Agreement ...............................................................   11


       SCHEDULES:

       Schedule A:                Investors
       Schedule B:                Schedule of Exceptions

STOCK PURCHASE AGREEMENT                                               PAGE ii

                         COMMON STOCK PURCHASE AGREEMENT


         This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of August 6, 1999, by and between CENTERSPAN COMMUNICATIONS CORPORATION, an Oregon corporation (the "Company"), and PETER R. KELLOGG (the "Investor").

                                     RECITAL

         The Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company's Common Stock, no par value per share ("Common Stock"), upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.            PURCHASE AND SALE OF COMMON STOCK

         Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, at the Closing, the number of shares of Common Stock set forth opposite the Investor's name on Schedule A hereto, at a price of $18.258 per share of Common Stock.

SECTION 2.            CLOSING

         (a) The purchase and sale of the Common Stock shall take place at the offices of Perkins Coie LLP, 1211 S.W. Fifth Avenue, Portland, Oregon, at 10:00 a.m., on August 30, 1999, or at such other location and time or upon such other date as the Company and the Investor shall mutually agree (which time and place are designated as the "Closing").

         (b) At the Closing, the Company shall deliver to the Investor a certificate representing the shares of Common Stock which the Investor is purchasing, against delivery to the Company by the Investor of a cashier's check or wire transfer of funds in the amount of the purchase price for such shares payable to the Company's order.

STOCK PURCHASE AGREEMENT                                              PAGE 1

SECTION  3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions attached hereto as Schedule B:

         3.1      ORGANIZATION AND QUALIFICATION

         The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition (financial or other), prospects or business of the Company (a "Company Material Adverse Effect").

         3.2      ENFORCEABILITY

         The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations under this Agreement has been taken. This Agreement has been duly executed and delivered by the Company, and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

         3.3      SECURITIES

         The Common Stock to be issued pursuant to this Agreement, when issued and delivered to the Investor pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties contained in Section 4, issued in compliance with applicable federal and state securities laws.

         3.4      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH
                  INSTRUMENTS

         The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any

STOCK PURCHASE AGREEMENT                                              PAGE 2
provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person or entity, except (i) compliance with applicable securities laws and (ii) such consents, approvals, authorizations, declarations, filings and registrations (A) which have been or as of the Closing Date will have been obtained or effected or (B) the failure of which to obtain or effect would not, both individually and in the aggregate, have a Company Material Adverse Effect;
(c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement or document filed as an exhibit the Company's SEC Documents (as defined below), except for such defaults, accelerations, terminations or creations of such rights which would not, both individually and in the aggregate, have a Company Material Adverse Effect; or (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company.

         3.5      CAPITALIZATION

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 4,893,426 shares were issued and outstanding as of July 31, 1999, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         3.6      SEC DOCUMENTS

         The Company has furnished the Investor with true and complete copies of
(i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998,
(ii) all Forms 8-K filed after the date of such Form 10-K, if any, (iii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and (iv) a draft (dated August 26, 1999) of its Proxy Statement for the special meeting of the Company's shareholders to be held in September 1999 (collectively, the "SEC DOCUMENTS"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         3.7      FULL DISCLOSURE

         The information furnished by the Company to the Investor or its representatives in connection with this Agreement (including, without limitation, the information contained in the SEC Documents, as the same may have been updated by

STOCK PURCHASE AGREEMENT                                              PAGE 3
filings by the Company with the Securities and Exchange Commission after the date hereof but prior to the Closing Date), when taken together, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered, in light of the circumstances under which they were made, not misleading.

         3.8      BROKERS OR FINDERS

         The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the Company's warrants to be issued to First Montauk Securities on behalf of Lucas Capital Management, Inc.

SECTION  4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor hereby represents and warrants for itself, and not for any other Investor that:

         4.1      AUTHORIZATION

         All corporate or other similar action, if any, required on the part of the Investor for the authorization, execution and delivery of this Agreement and the other agreements and transactions contemplated herein, and the performance of all of the Investor's obligations hereunder and thereunder have been taken, and this Agreement constitutes, and when executed and delivered by the Investor the other agreements contemplated herein to which the Investor is a party will constitute, valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities. The Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and such other agreements and to own the Common Stock to be received by the Investor hereunder (collectively, the "Securities").

         4.2      PURCHASE ENTIRELY FOR OWN ACCOUNT

         This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement

STOCK PURCHASE AGREEMENT                                              PAGE 4
the Investor hereby confirms, that the Securities will be acquired for investment for the Investor's own account, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.

         4.3      DISCLOSURE OF INFORMATION; DUE DILIGENCE

         The Investor has received and reviewed a copy of each SEC Document. The Investor represents and acknowledges that it has been solely responsible for its own "due diligence" investigation of the Company and of the management and business of the Company, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment; that in taking any action or performing any role relative to the arranging of the proposed investment, the Investor has acted solely in its own interests.

         4.4      INVESTMENT EXPERIENCE; ACCREDITED INVESTOR STATUS

         The Investor is an investor in securities of the type of the Common Stock and acknowledges that the Securities are a speculative risk. The Investor is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Investor represents it has not been organized for the purpose of acquiring the Securities. The Investor understands that the Securities have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Company on such exemptions is predicated upon the accuracy of the Investor's representations and warranties in this Section 4. The Investor is familiar with Regulation D promulgated under the Act and is an "accredited investor" as defined in Rule 501(a) of such Regulation D.

         4.5      RESTRICTED SECURITIES

         The Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 4.6 below. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Act, as

STOCK PURCHASE AGREEMENT                                              PAGE 5
currently in effect, and understands the resale limitations imposed thereby and by the Act.

         4.6      LEGEND

         It is understood that the certificates evidencing the Securities may bear the following or a similar legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

         4.7      RESIDENCY

         For purposes of the application of state securities laws, the Investor represents that it is a resident of the state set forth opposite the Investor's name on Schedule A hereto.

SECTION 5. CONDITIONS OF INVESTOR'S OBLIGATIONS AT THE CLOSINGS

         The obligations of the Investor under Section 1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         5.1      REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the Company contained in Section 3 hereof shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date, other than such representations and warranties as are made as of another date.

STOCK PURCHASE AGREEMENT                                              PAGE 6

         5.2      PERFORMANCE

         The Company shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

         5.3      COMPLIANCE CERTIFICATE

         The Chief Executive Officer of the Company shall deliver to the Investor at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

         5.4      QUALIFICATION

         The offer and sale of the Securities to the Investor pursuant to this Agreement shall be qualified or exempt from qualification under all applicable federal and state securities laws, which qualification or exemption the Company shall have exercised its reasonable best efforts to obtain.

SECTION 6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSINGS

         The obligations of the Company to the Investor under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         6.1      REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the Investor contained in Section 4 shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

         6.2      QUALIFICATION

         The offer and sale to the Investor of the Securities shall be qualified or exempt from qualification under all applicable federal and state securities laws, which qualification or exemption the Company shall have exercised its reasonable best efforts to obtain.

SECTION 7. REGISTRATION RIGHTS

         (a) Subject to Section 7(b) below, the Company shall file, with respect to the shares of Common Stock purchased under this Agreement, a registration statement on Form S-3 (or any successor form) on or before the 180th day after the Closing Date to register the Securities held by the Investor under the Act. The Company shall use commercially reasonable efforts to have the registration statement declared effective

STOCK PURCHASE AGREEMENT                                              PAGE 7
and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for at least 120 days.

         (b) The Company shall not be obligated to effect any such registration pursuant to Section 7(a):

                  (1) if Form S-3 is not available for such offering by the Investor;

                  (2) if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after the expiration of the 180-day period set forth above; or

                  (3) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration.

         (c) The Company shall notify the Investor in writing at least thirty (30) days prior to filing any registration statement under the Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 7(a) of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford the Investor an opportunity to include in such registration statement all or any part of the Securities then held by the Investor, subject to the provisions of Sections 7(d) and 7(e) below. If the Investor wants to include in any such registration statement all or any part of the Securities held by the Investor, the Investor shall within twenty
(20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Securities the Investor wishes to include in such registration statement.

         (d) If a registration statement under which the Company gives notice under Section 7(c) is for an underwritten offering, then the Company shall so advise the Investor. In such event, the right of the Investor to include any of the Investor's Securities in a registration pursuant to Section 7(c) shall be conditioned upon the Investor's participation in such underwriting and the inclusion of the Investor's Securities in the underwriting on the same terms and conditions as the other

STOCK PURCHASE AGREEMENT                                              PAGE 8
participants in such offering, including, without limitation, entering into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, FIRST, to the Company, SECOND, to each holder of registration rights granted by the Company before the date of this Agreement that contractually require the Company to include such holder's shares on a priority basis, and THIRD, to the Investor and any other holder of registration rights granted by the Company (excluding those covered above), on a pro rata basis based on the total number of shares of Common Stock then sought to be included by each in such offering. If the Investor disapproves of the terms of any such underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

         (e) The Investor may not have any Securities registered pursuant to any registration statement initiated pursuant to the Registration Rights Agreement, dated as of June 9, 1999, among the Company, Strong River Investment Inc., and Bay Harbor Investments, Inc.

SECTION 8. MISCELLANEOUS

         8.1      SURVIVAL OF WARRANTIES

         The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

         8.2      SUCCESSORS AND ASSIGNS

         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs and legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

STOCK PURCHASE AGREEMENT                                              PAGE 9

         8.3      GOVERNING LAW

         This Agreement shall be governed by and construed under the laws of the State of Oregon as applied to agreements among persons domiciled in Oregon entered into and to be performed entirely within the State of Oregon.

         8.4      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.5      HEADINGS

         The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         8.6      NOTICES

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposit in the United States Mail, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified, if to the Company, at 7175 NW Evergreen Parkway, Hillsboro, Oregon 97124, Attention: Frank Hausmann, or, if to an Investor, at the address indicated for the Investor on Schedule A hereto, or at such other address as any such party may designate by ten days' advance written notice to the other parties given in the foregoing manner.

         8.7      EXPENSES

         The Company shall pay all costs and expenses incurred by it with respect to the preparation and performance of this Agreement. The Investor shall pay all costs and expenses incurred thereby with respect to the preparation and performance of this Agreement.

         8.8      AMENDMENTS AND WAIVERS

         This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

STOCK PURCHASE AGREEMENT                                              PAGE 10

         8.9      SEVERABILITY

         If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         8.10     ENTIRE AGREEMENT

         This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof, other than any confidentiality agreements entered into in connection with the transactions contemplated hereby.

                     [This space intentionally left blank.]

STOCK PURCHASE AGREEMENT                                              PAGE 11

         IN WITNESS WHEREOF, the parties have duly executed this Common Stock Purchase Agreement as of the date first above written.

                                          CENTERSPAN COMMUNICATIONS CORPORATION



                                          By:
                                             -----------------------------
                                          Name: Frank G. Hausmann
                                          Title:  Chief Executive Officer
                                                  and President


                                          INVESTOR:



                                          By:
                                             -----------------------------
                                          Name:
                                          Title:

STOCK PURCHASE AGREEMENT                                              PAGE S-1

                                   SCHEDULE A

                                    INVESTOR

                                                                 SHARES OF               PURCHASE
                                             STATE                COMMON                 PRICE FOR
                                               OF                  STOCK                  COMMON
INVESTOR AND ADDRESS                       RESIDENCE             PURCHASED                 STOCK
--------------------                       ---------             ---------               ---------
Peter R. Kellogg                                                   273,853             $5,000,008.10

                                   SCHEDULE B

                             SCHEDULE OF EXCEPTIONS